Exhibit 99.1

EQUITY INNS ANNOUNCES SECOND QUARTER EARNINGS AND FULL YEAR FINANCIAL GUIDANCE

  - Second Quarter Funds From Operations of $0.28 Exceeds Consensus Estimates -
     - Outperforms Industry RevPAR -
     - Refining Full Year 2003 Financial Guidance -


GERMANTOWN, TN, August 7, 2003 - Equity Inns, Inc. (NYSE: ENN), a premier hotel real estate investment trust (REIT), today announced its results for the second quarter ended June 30, 2003.

Income from continuing operations for the second quarter of 2003 was down $177,000 at $3.4 million compared to $3.6 million, for the second quarter of 2002.


Net loss to common shareholders for the second quarter 2003 was $1.8 million, or $0.04 per diluted share compared to net income of $2.1 million, or $0.05 per diluted share for the second quarter 2002. The decline was primarily due to a $3.6 million or $0.09 per share impairment charge related to three hotels categorized as held-for-sale on the balance sheet. Two of the three properties are exterior corridor hotels, which the Company intends to dispose of over time as part of its long-term strategic plan.

Highlights for the Quarter:
o Funds From Operations per share of $0.28 exceeds analyst consensus estimates
o Improving balance sheet - no significant debt maturities until 2007
o Market share increases across the portfolio
o Prime Hospitality agreements updated
o Dividend of $0.13 per share in line with guidance

Funds from operations:

Funds from operations (FFO) for the second quarter 2003 were $11.8 million or $0.28 per share compared to FFO of $12.4 million or $0.30 per share for the period ended June 30, 2002. EBITDA was $20.5 million in the second quarter of 2003 versus $20.7 million in the same period last year. Equity Inns' second quarter FFO decrease is primarily the result of the Company's same store hotel portfolio RevPAR decreasing 2.2% to $54.32 from $55.55 versus the same period a year earlier. In the second quarter, Equity Inns' RevPAR performance outperformed the industry's RevPAR decline of 3.1%. The Company's occupancy was flat at 71.4%, while average daily rate (ADR) was down 2.2% to $76.11 compared to $77.85 in the second quarter of 2002.

While RevPAR results are primarily the cause of the decrease in FFO, the Company's hotel expenses declined $522,000 compared to the same period last year. The decline in hotel costs was driven by a reduction in repairs and maintenance of $368,000, for major equipment repairs that had been completed in the prior year, $262,000 from real estate tax reductions and savings on property insurance and an increase in shortfall contributions from Prime Hospitality of $321,000 to compensate Equity Inns for the reduced earnings of the Company's AmeriSuites. These hotel costs were offset for the most part by increases in wages, benefits, utilities, and health insurance. The reduction in FFO was also impacted by increases in corporate general and administrative costs of $253,000 and amortization of debt costs of approximately $390,000 in connection with the early refinancing of the Company's line of credit that was originally set to expire in October 2003.

During the quarter, the hotel gross operating profit (GOP) margin was 42.6% versus 42.9% in the same period of 2002. GOP margin is defined as hotel revenues minus hotel operating costs before property taxes, insurance and management fees, divided by hotel revenues. The reduction in GOP margin in the quarter came primarily from lower revenue.

Equity Inns' RevPar for April, May and June, decreased 3.5%, 1.7%, and 1.5% respectively, versus the same periods last year. The Company's preliminary RevPAR results for the month of July were up 0.9%, the first monthly increase in 2003. In the second quarter more than 41% of Equity Inns' hotels had positive RevPAR growth. In fact, two of the Company's regions generated positive increases in RevPAR. The most meaningful increase was a 0.8% increase in the South Atlantic region, which represents approximately 28% of Equity Inns' hotels. This was the fourth consecutive quarter this region posted a year over year RevPAR increase.

One of the Company's strongest brands, Homewood Suites produced a RevPar increase of 5.3% during the second quarter driven primarily by the 233-room downtown Chicago Homewood Suites where RevPar increased over 11.0% for the quarter. The hotel benefited from its strong market share position and the improving Chicago marketplace. Throughout the Company's nine Homewood Suites, strong occupancy gains and slightly increased rates combined to impact the brand's performance for the quarter.

In addition, as measured by Smith Travel Research, Equity Inns hotel portfolio's occupancy penetration increased 3.0% to 109.9%, while RevPAR yield increased 1.5% to 116.0%, indicating that the Company's share is increasing in each of its markets. The improved occupancy penetration and RevPAR yield during the quarter was due to a number of factors, including additional emphasis on leisure weekend business and better utilization of e-commerce distribution channels. One example of strong occupancy growth in the second quarter was the AmeriSuites brand, which increased efforts to regain market share. While rates suffered in short-term, Equity Inns' AmeriSuites posted an occupancy increase of 3.5 points in the second quarter ended June 30, 2003.

"We are quite proud that we have outperformed or met industry RevPAR growth for eight out of the last ten quarters and continue to increase market share. Our strategy of prudently managing costs, and hiring the right management companies for a particular hotel property is helping Equity Inns produce these positive results," commented Howard Silver, President and COO.

For the first six months of the year ended June 30, 2003, Equity Inns reported FFO of $18.7 million or $0.45 per share compared to $20.3 million or $0.51 per share last year. RevPAR for the first six months of 2003 was $50.62 compared to $51.76, while occupancy was relatively flat at 66.8%. ADR during the six-month period was $75.75 compared to $77.27 year over year. In the first half of fiscal 2003, Equity Inns' results continued to outperform the industry for the six-month period, with a RevPAR decrease of 2.2% versus an industry decrease of 2.5% (as measured by Smith Travel Research).

Capital Structure:

During the second quarter, Equity Inns closed on a $110 million senior secured revolving credit facility. The credit facility is non-amortizing and is secured by 26 operating hotels. The facility has a three-year term with a one-year extension option, and bears interest at a variable rate of LIBOR plus 2.25% to 3.0%, as determined by the Company's percentage of total debt to EBITDA. The new credit facility replaced the Company's previous $125 million senior secured revolving line of credit.

At June 30, 2003, Equity Inns' debt outstanding was $364.1 million, which included $92.7 million drawn under its $110 million line of credit. The weighted average life of the Company's fixed rate debt was 6 years. The Company's total debt represented approximately 38% of the cost of its hotels, the lowest level in five years.

Recent Events:

During the quarter the Company updated its current franchise contracts and management agreements with Prime Hospitality on its 19 AmeriSuites hotels. The cash flow guarantee agreements were not extended beyond their original terms and are set to expire between 2007 and 2008. Under the new agreements, Prime and Equity Inns extended the existing franchise agreements to 2028 and management agreements to 2010 as long as Prime continues to be in compliance with the cash flow guarantees previously agreed to in the original agreements.

On July 10, 2003 the Company priced an offering of 3,000,000 shares of 8.75% Series B Cumulative Preferred Stock (liquidation preference of $25 per share) that is expected to close on August 11, 2003. The Company granted the underwriters an overallotment option to purchase 450,000 additional shares of the Series B Preferred Stock, which is exercisable within 30 days after closing.

Net proceeds from the issuance, excluding any proceeds from the overallotment, will be approximately $72.3 million. The Company will use approximately $68.8 million to redeem the Company's outstanding 9.5% Series A Cumulative Preferred Stock and the balance to repay a portion of outstanding borrowings under the Company's line of credit. Assuming that the overalloment is issued, the Company will realize approximately $14 million that will be used primarily to reduce debt.

Mr. Silver continued, "We are pleased that we were able to take advantage of market conditions. We will save 75 basis points by replacing our preferred stock yielding 9.5% with a preferred stock that will yield 8.75%. With no significant debt maturing until 2007, we increased our financial flexibility and capacity. As we pursue our strategy of growth and diversification we intend to maintain strict operating and financial disciplines at each of our properties."

Dividend:

The level of Equity Inns' common dividend will continue to be determined each quarter, based upon the operating results of that quarter, economic conditions, and other operating trends. For the second quarter 2003, Equity Inns paid a $0.13 per share dividend on its common stock.

At this time, we remain confident in our ability to manage the business despite industry trends," commented Phillip H. McNeill, Sr., Chairman and CEO of Equity Inns stated. "We are pleased that compared to second quarter 2000, a historical high point for the industry for performance, Equity Inns' occupancy is down just 0.6% and ADR is down only $4.22. We attribute this to our ability to manage risk and our platform of diversity: segment, geographic and management company. This helps to position the Company to take advantage of opportunities and mitigate the traditional volatility associated with the lodging industry."

Mr. McNeill concluded, "Our ability to improve our cost structure and strengthen our balance sheet provides the Company with the financial flexibility to meet the challenges and opportunities that categorize the current lodging industry. The fact that we have been able to maintain our dividend policy is a tribute to management and the success of our long-term strategy. As we execute on our business plan, Equity Inns is positioned to increase shareholder value."

2003 Guidance:

While Equity Inns exceeded second quarter FFO expectations, the Company refined its guidance for fiscal 2003, taking into account the uncertainty of the economy and the competitive landscape. Based on these factors and current conditions, the Company expects 2003 FFO to be in the range of $0.87 to $0.94 per share, including a $0.15 to $0.18 per share income tax benefit. Management also adjusted its RevPAR range to negative 3.0% to a positive 1.0% for the year.

In addition, Equity Inns believes that its 2003 results will follow the historical quarterly FFO breakdown, with the third quarter contributing approximately 31% to 33% and the fourth quarter contributing approximately 18% to 19%. Subsequently, for the third quarter ending September 30, 2003, Equity Inns expects FFO to be in the $0.27 to $0.31 per share range, including a $0.02 to $0.04 per share income tax benefit.

The Company is currently anticipating 2003 capital expenditures of approximately $15-$16 million.

Equity Inns will hold a conference call and Webcast today to discuss the Company's second quarter results after the close of the market on Thursday, August 7th, 2003, at 4:30 p.m. (Eastern Daylight Time). Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Company's website at http://www.equityinns.com/ and selecting the microphone icon.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's web site for seven days following the call. A recording of the call also will be available by telephone until midnight, Thursday, August 14, 2003, by calling (877) 519-4471, or (973) 341-3080 for International participants. The pass code is 4044609.

Certain matters discussed in this press release include "forward-looking statements" within the meaning of the federal securities laws. The words "anticipate, believe, estimate, expect, intend, will," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements are based on current expectations, estimates, and projections about the industry and markets in which the company operates, as well as management's beliefs and assumptions and information currently available to us. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause the company's actual financial condition, results of operation and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, including the timing and magnitude of recovery from the recent economic downturn, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, and numerous other factors, may affect the company's future results, performance and achievements. These risks and uncertainties are described in greater detail in the company's periodic filings with the Securities and Exchange Commission, including its Current Report on Form 8-K dated March 27, 2003. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

FFO is a non-GAAP financial measure. The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. In accordance with the resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation, and after adjustments for unconsolidated partnerships and joint ventures. For the periods presented, depreciation, preferred stock dividends, loss on impairment of hotels held for sale, gains and losses from sales of property and minority interest were the Company's only adjustments to net income for the definition of FFO. The Company's computation of FFO may not be comparable to the NAREIT definition or to FFO reported by other REITs. FFO should not be considered an alternative to net income or other measures as an indicator of financial or operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments with respect to indebtedness on the hotels. The Company believes that the results of its operations for the three months and six months ended June 30, 2003 and 2002 are presented in compliance with the NAREIT definition of FFO.

EBITDA is a non-GAAP financial measure. The Company computes earnings before interest, taxes, depreciation and amortization (EBITDA) by adding net income
(loss) before preferred dividends, plus depreciation, minority interest, loss on impairment of hotels held for sale, amortization and interest expense, less income tax benefit and gain on sale of hotel properties. EBITDA is a widely used performance measure in our industry. As an owner and operator of real estate, Equity Inns considers EBITDA to be a useful measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to net income or other GAAP measures as an indicator of financial or operating performance or as an alternative to cash flow from operating, investing or financing activities under GAAP as a measure of liquidity. Equity Inns' computation of EBITDA may not be comparable to EBITDA or similarly titled measures as reported by other companies.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 95 hotels with 12,210 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT:        Equity Inns, Inc.
                Howard Silver, 901/754-7774
                           Or
                Integrated Corporate Relations, Inc.
                Brad Cohen, 203/222-9013 ext. 238

                                EQUITY INNS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                              June 30,                December 31,
                                                                2003                      2002
                                                            -------------             ------------
                                                             (unaudited)
ASSETS
Investment in hotel properties, net                          $699,282,187             $740,145,842
Assets held for sale                                           14,522,502
Cash and cash equivalents                                       8,672,181                5,916,209
Accounts receivable, net                                        6,098,027                4,142,901
Notes receivable, net                                           1,335,025                1,335,025
Deferred expenses, net                                          8,670,681                8,743,477
Deferred tax asset                                             13,267,000                9,777,000
Deposits and other assets                                       6,817,859                4,391,484
                                                             ------------             ------------

       Total assets                                          $758,665,462             $774,451,938
                                                             ============             ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Debt                                                         $364,138,594             $362,881,131
Accounts payable and accrued expenses                          24,809,230               27,817,365
Distributions payable                                           6,509,142                6,505,528
Interest rate swap                                              2,958,786                2,198,809
Minority interest in Partnership                                8,011,763                8,781,685
                                                             ------------             ------------

       Total liabilities                                      406,427,515              408,184,518
                                                             ------------             ------------

Commitments and Contingencies

Shareholders' equity:

Preferred Stock, $.01 par value, 10,000,000 shares
  authorized, 2,750,000 shares issued and outstanding          68,750,000               68,750,000
Common Stock, $.01 par value, 100,000,000
  shares authorized, 41,299,965 and 41,220,639
  shares issued and outstanding                                   413,000                  412,206
Additional paid-in capital                                    446,328,565              445,793,107
Treasury stock, at cost, 747,600 shares                        (5,173,110)              (5,173,110)
Unearned directors' and officers' compensation                   (334,148)                (545,528)
Distributions in excess of net earnings                      (154,787,574)            (140,770,446)
Accumulated other comprehensive income:
  Unrealized loss on interest rate swap                        (2,958,786)              (2,198,809)
                                                             ------------             ------------

       Total shareholders' equity                             352,237,947              366,267,420
                                                             ------------             ------------

Total liabilities and shareholders' equity                   $758,665,462             $774,451,938
                                                             ============             ============

                                EQUITY INNS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)


                                                         Three Months Ended                    Six Months Ended
                                                               June 30,                            June 30,
                                                        2003              2002             2003               2002
                                                    -----------       -----------      ------------       ------------
Revenue:
   Rooms                                            $58,998,404       $59,126,062      $109,121,227       $109,312,144
   Other operating departments                        2,940,777         2,914,687         5,465,056          5,397,616
   Other revenue                                        256,714           309,245           363,177            507,214
                                                    -----------       -----------      ------------       ------------
       Total revenue                                 62,195,895        62,349,994       114,949,460        115,216,974
                                                    -----------       -----------      ------------       ------------

Operating costs and other expenses:
   Rooms                                             16,056,394        16,518,734        30,398,520         30,611,467
   Other operating departments                        2,153,738         1,987,477         4,076,054          3,698,236
   Property operating costs                          17,867,695        17,830,538        34,149,146         33,640,512
   Property taxes and insurance                       4,222,088         4,484,897         8,757,615          8,641,547
   Depreciation                                       9,662,676         9,739,989        19,328,552         19,510,654
   Amortization of franchise fees                        72,783            85,379           145,566            168,758
   General and administration expenses:
       Stock based or non-cash compensation             133,293           172,727           265,028            344,236
       Other general and administrative expenses      1,581,812         1,288,956         3,416,818          2,824,577
   Rental expense                                       223,638           330,566           446,425            660,284
                                                    -----------       -----------      ------------       ------------
       Total operating expenses                      51,974,117        52,439,263       100,983,724        100,100,271
                                                    -----------       -----------      ------------       ------------

Operating income                                     10,221,778         9,910,731        13,965,736         15,116,703

   Amortization of debt costs                           903,264           511,035         1,408,839          1,022,070
   Interest                                           6,971,405         7,057,885        13,914,516         14,324,421
                                                    -----------       -----------      ------------       ------------

Income (loss) from continuing operations before
   minority interest and income taxes                 2,347,109         2,341,811        (1,357,619)          (229,788)

   Minority interest                                     50,714           68,359              2,245             (5,022)
   Income tax benefit                                 1,079,417         1,278,617         3,307,194          2,968,191
                                                    -----------       -----------      ------------       ------------

Income from continuing operations                     3,375,812         3,552,069         1,947,330          2,743,425

Discontinued operations:
   Gain on sale of hotel properties                                                       1,274,544
   Loss on impairment of hotels held for sale        (3,556,067)                         (3,556,067)
   Income from operations of discontinued
      operations                                          8,949           186,171           122,172            359,950
                                                    -----------       -----------      ------------       ------------
   Income (loss) from discontinued operations        (3,547,118)          186,171        (2,159,351)           359,950
                                                    -----------       -----------      ------------       ------------

Net income (loss)                                      (171,306)        3,738,240          (212,021)         3,103,375

Preferred stock dividends                             1,632,813         1,632,813         3,265,626          3,265,626
                                                    -----------       -----------      ------------       ------------

Net income (loss) applicable to common
   shareholders                                     $(1,804,119)      $ 2,105,427      $ (3,477,647)      $   (162,251)
                                                    ===========       ===========      ============       ============

Net income (loss) share data:
   Basic  and diluted income (loss) per share
       from continuing operations                   $      0.05       $      0.05      $      (0.03)      $      (0.01)
   Discontinued operations                                (0.09)             0.00             (0.06)              0.01
                                                    -----------       -----------      ------------       ------------

Net income (loss) per common share                  $     (0.04)      $      0.05      $      (0.09)      $       0.00
                                                    ===========       ===========      ============       ============

Weighted average number of common shares
   outstanding, diluted                              40,548,562        40,468,528        40,530,671         38,770,884
                                                    ===========       ===========      ============       ============

          RECONCILIATION OF NET INCOME (LOSS) TO FUNDS FROM OPERATIONS
                                   (unaudited)

The following is a reconciliation of net income (loss) to Funds From Operations:

                                                        For the Three Months Ended      For the Six Months Ended
                                                                June 30,                        June 30,
                                                        2003              2002            2003             2002
                                                    -----------       -----------     -----------      ------------
Net income (loss)                                   $  (171,306)      $ 3,738,240      $  (212,021)    $  3,103,375

Less:
   Preferred stock dividends                         (1,632,813)       (1,632,813)      (3,265,626)      (3,265,626)
   Gain on sale of hotel properties                                                     (1,274,544)

Add:
   Minority interest                                     50,714            68,359            2,245           (5,022)
   Loss on impairment of hotels held for sale         3,556,067                          3,556,067
   Depreciation                                       9,662,676         9,739,989       19,328,552       19,510,654
   Depreciation from discontinued operations            288,030           517,506          576,060          988,422
                                                    -----------       -----------      -----------      -----------

Funds From Operations                               $11,753,368       $12,431,281      $18,710,733      $20,331,803
                                                    ===========       ===========      ===========      ===========

Weighted average number of outstanding
   share of Common Stock and Units of
   Partnership                                       41,695,661        41,665,063       41,690,821       39,968,470
                                                    ===========       ===========      ===========      ===========

Funds From Operations per Share and Unit            $      0.28       $      0.30      $      0.45      $      0.51
                                                    ===========       ===========      ===========      ===========

                  RECONCILIATION OF NET INCOME (LOSS) TO EBITDA
                                   (unaudited)

The following is a reconciliation of net income (loss) to EBITDA:


                                                     For the Three Months Ended         For the Six Months Ended
                                                               June 30,                          June 30,
                                                        2003              2002            2003             2002
                                                    -----------       -----------      -----------      -----------
Net income (loss)                                   $  (171,306)      $ 3,738,240      $  (212,021)     $ 3,103,375

Add:
   Minority interest                                     50,714             68,359           2,245           (5,022)
   Depreciation                                       9,662,676         9,739,989       19,328,552       19,510,654
   Depreciation from discontinued operations            288,030           517,506          576,060          988,422
   Interest                                           6,971,405         7,057,885       13,914,516       14,324,421
   Interest from discontinued operations                176,538           176,538          353,077          353,077
   Amortization of deferred expenses and
     unearned compensation                            1,081,737           745,769        1,765,785        1,489,538
   Amortization from discontinued
     operations                                           3,180             1,795            6,360            5,590
   Loss on impairment of hotels held for sale         3,556,067                          3,556,067

Less:
   Income tax benefit                                (1,079,417)       (1,278,617)      (3,307,194)      (2,968,191)
   Income tax benefit from discontinued
     operations                                         (68,583)          (92,383)        (182,806)        (206,809)
   Gain on sale of hotel properties                                                     (1,274,544)
                                                    -----------       -----------      -----------      -----------

EBITDA                                              $20,471,041       $20,675,081      $34,526,097      $36,595,055
                                                    ===========       ===========      ===========      ===========

11

                                Equity Inns, Inc.
                      Second Quarter 2003 Hotel Performance
                                   Same Store



                                                   RevPAR                        Occupancy                           ADR
                                             ----------------------          ---------------------            --------------------
                                # of                       Variance                       Variance                        Variance
                               Hotels         2003         to 2002            2003        to 2002              2003       to 2002
                               ------        ------        --------          ------       --------            ------      --------
Portfolio                        94          $54.32         -2.2%             71.4%        0.0 pts.           $76.11        -2.2%

Franchise
  AmeriSuites                    19          $49.86         -4.2%             74.4%        3.6 pts.           $66.98        -8.8%
  Comfort Inn                     3          $52.86          2.9%             68.6%        1.6 pts.           $77.08         0.5%
  Hampton Inn                    47          $47.66         -3.5%             67.7%       -1.7 pts.           $70.37        -1.1%
  Holiday Inn                     5          $42.33         -5.2%             58.3%       -4.1 pts.           $72.63         1.4%
  Homewood Suites                 9          $81.43          5.3%             79.5%        1.0 pts.          $102.44         4.0%
  Residence Inn                  11          $71.57         -3.6%             81.2%        1.7 pts.           $88.09        -5.7%

Manager
  Crossroads                     52          $55.43         -1.5%             70.8%       -1.3 pts.           $78.29         0.3%
  Hilton                         18          $48.73         -2.3%             67.7%       -0.5 pts.           $71.96        -1.6%
  Island                          1          $97.72         -0.5%             78.4%       -6.4 pts.          $124.62         7.6%
  Prime                          19          $49.86         -4.2%             74.4%        3.6 pts.           $66.98        -8.8%
  Waterford                       3          $76.69         -3.6%             83.3%        8.4 pts.           $92.09       -13.3%
  Wright Management               1          $62.50         -2.7%             64.1%       -9.5 pts.           $97.52        11.7%

Region
  East North Central             14          $56.89         -0.4%             66.8%       -1.7 pts.           $85.20         2.1%
  East South Central             13          $47.66         -1.3%             72.3%        2.2 pts.           $65.91        -4.3%
  Middle Atlantic                 6          $73.54         -2.8%             76.7%        2.4 pts.           $95.83        -5.8%
  Mountain                       10          $53.21         -4.0%             75.2%        0.7 pts.           $70.77        -4.9%
  New England                     5          $55.59         -6.7%             65.4%       -4.3 pts.           $85.06        -0.5%
  Pacific Northwest               2          $75.95          5.6%             77.9%        5.2 pts.           $97.48        -1.5%
  South Atlantic                 27          $53.48          0.8%             74.4%        1.8 pts.           $71.85        -1.7%
  West North Central              7          $50.38         -8.4%             67.2%       -2.7 pts.           $74.93        -4.8%
  West South Central             10          $46.34         -7.8%             65.9%       -4.3 pts.           $70.33        -1.8%

Type
  All Suite                      19          $49.86         -4.2%             74.4%        3.6 pts.           $66.98        -8.8%
  Extended Stay                  20          $76.39          0.8%             80.4%        1.4 pts.           $95.03        -0.9%
  Full Service                    5          $52.12          0.1%             64.4%       -1.6 pts.           $80.99         2.7%
  Limited Service                50          $46.93         -3.7%             67.2%       -1.7 pts.           $69.85        -1.2%

                                Equity Inns, Inc.
                       Year-to-date 2003 Hotel Performance
                                   Same Store



                                                    RevPAR                        Occupancy                          ADR
                                             -----------------------         ---------------------            --------------------
                                # of                       Variance                       Variance                        Variance
                               Hotels         2003         to 2002            2003        to 2002              2003       to 2002
                               ------        ------        --------          ------       --------            ------      --------

Portfolio                        94          $50.62          -2.2%            66.8%       -0.2 pts.           $75.75        -2.0%

Franchise
  AmeriSuites                    19          $47.99          -3.4%            69.6%        2.3 pts.           $68.96        -6.6%
  Comfort Inn                     3          $48.76           3.2%            62.8%        0.7 pts.           $77.61         2.1%
  Hampton Inn                    47          $44.25          -2.9%            63.3%       -1.0 pts.           $69.94        -1.4%
  Holiday Inn                     5          $36.56          -2.8%            54.1%       -2.1 pts.           $67.59         1.0%
  Homewood Suites                 9          $75.41           3.6%            75.5%        0.4 pts.           $99.87         3.0%
  Residence Inn                  11          $66.73          -5.2%            76.6%       -0.7 pts.           $87.17        -4.3%

Manager
  Crossroads                     52          $51.27          -1.3%            66.6%       -0.8 pts.           $77.01        -0.1%
  Hilton                         18          $46.50          -2.5%            63.3%       -0.8 pts.           $73.47        -1.2%
  Island                          1          $81.66          -8.7%            73.5%      -13.2 pts.          $111.08         7.7%
  Prime                          19          $47.99          -3.4%            69.6%        2.3 pts.           $68.96        -6.6%
  Waterford                       3          $69.43          -4.3%            76.1%        6.1 pts.           $91.27       -12.0%
  Wright Management               1          $48.78          -3.3%            56.1%       -8.1 pts.           $86.88        10.6%

Region
  East North Central             14          $49.97          -1.0%            60.5%       -1.7 pts.           $82.58         1.8%
  East South Central             13          $43.88           0.2%            66.3%        2.0 pts.           $66.22        -2.8%
  Middle Atlantic                 6          $65.22          -5.5%            70.2%        0.1 pts.           $92.96        -5.6%
  Mountain                       10          $55.46          -1.2%            73.0%        1.0 pts.           $75.99        -2.5%
  New England                     5          $52.57          -5.7%            62.3%       -2.2 pts.           $84.36        -2.3%
  Pacific Northwest               2          $68.28           0.8%            72.8%        2.8 pts.           $93.82        -3.1%
  South Atlantic                 27          $50.63           1.4%            71.1%        2.0 pts.           $71.22        -1.5%
  West North Central              7          $45.98          -8.9%            61.5%       -3.2 pts.           $74.73        -4.1%
  West South Central             10          $43.41          -8.8%            61.7%       -4.9 pts.           $70.33        -1.5%

Type
  All Suite                      19          $47.99          -3.4%            69.6%        2.3 pts.           $68.96        -6.6%
  Extended Stay                  20          $70.98          -0.8%            76.0%       -0.2 pts.           $93.34        -0.6%
  Full Service                    5          $44.46           0.9%            58.2%       -1.3 pts.           $76.35         3.1%
  Limited Service                50          $43.72          -2.9%            62.9%       -1.0 pts.           $69.55        -1.4%